EXHIBIT 10.19

                 COMPETITIVE TECHNOLOGIES, INC.

             1997 EMPLOYEE'S STOCK OPTION AGREEMENT

      AGREEMENT  made  as  of June 17, 2002, between  COMPETITIVE
TECHNOLOGIES,  INC., a Delaware corporation (the "Company"),  and
John B. Nano ("Grantee" or "Optionee").

      WHEREAS, the Company has in effect a 1997 Employees' Stock Option Plan, as amended January 18, 2002 (the "Plan"), and all provisions of the Plan are incorporated by reference into this Agreement and all defined terms in the Plan will have the same meaning when used in this Agreement; and

     WHEREAS, Grantee is now or concurrently herewith will become employed by the Company in a key employee capacity, and it is in the best interests of the company that Grantee be offered an opportunity to acquire stock ownership in the Company; and

     WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors (the "Committee"), has determined that a stock option, to be partly an Incentive Option and partly a Nonstatutory Option, as detailed in this Agreement, should be granted to Grantee under the Plan on the terms stated herein;

      NOW, THEREFORE, the Company hereby grants to Grantee the right to purchase 300,000 shares of the Company's Common Stock
("Stock") on the following terms and conditions:

     1. Grant and Option Price. Subject to Paragraph 10 below, this is an Incentive Option with respect to 186,044 shares of Stock and is a Nonstatutory Option with respect to all remaining shares of Stock subject to this Option. Subject to adjustment as provided in Paragraph 6 hereof, the per share option price at which the shares of Stock shall be purchased shall be $2.15 per share, which is not less than 100% of the per share fair market value of the Stock on the grant date.

     2.   Vesting and Period of Exercise.

     (a) This option will vest and the Optionee may exercise this option as follows:

               Incentive Option         NonStatutory Option

          i)   46,511 on June 17, 2003  28,489 on June 17, 2003
          ii)  46,511 on June 17, 2004  28,489 on June 17, 2004
          iii) 46,511 on June 17, 2005  28,489 on June 17, 2005
          iv)  46,511 on June 17, 2006  28,489 on June 17, 2006

      (b) In addition, and subject to the various provisions of Paragraph 8 of Grantee's Employment Agreement attached hereto as Appendix A (the "Employment Agreement"), this option will vest and become exercisable as of the date of the Optionee's death, or the date the Optionee becomes disabled within the meaning of
Section 8.b. of the Employment Agreement, regardless of whether Optionee is a Disabled Optionee.

      (c)  In addition, and subject to the various provisions  of
Paragraph 8 of Grantee's Employment Agreement, in the event of Optionee's resignation of "Good Reason," within the meaning of
Section 8.d. of the Employment Agreement, or Optionee's Termination without Cause, within the meaning of Section 8.f. of the Employment Agreement, this option will continue to vest and become exercisable through the date that is six months following the employment termination date or, if later, the anniversary date of this Agreement next following the date of resignation or termination.

     (d) In the event of Optionee's termination without Cause in conjunction with a Change in Control, all as provided in Section
8.g. of the Employment Agreement, this option will vest and become exercisable.

      (e) Optionee may exercise this option, once vested, in minimum purchases of 100 whole shares until termination under Paragraph 3 hereof.

      3. Termination of Option. Upon the date that any one of the events specified below first occurs, this option shall terminate to the extent and at the times provided.

     (a)  Upon  the expiration of ten years from the date  hereof
          ("the Expiration Date"), this option shall terminate as to the then unexercised portion.

     (b) If Grantee dies while employed by the Company, all outstanding and exercisable Options held by Grantee at the time of his death shall be exercisable by the person or persons entitled to do so under the Grantee's Will, if any, or by his legal representative at any time before the earlier of (1) the Expiration Date of this option or (2) one year after the date of Grantee's death. Thereafter, this option shall terminate as to the then unexercised portion.

     (c) If Grantee's employment terminates on account of disability, within the meaning of Section 8.b. of the Employment Agreement, all outstanding and exercisable Options held by Grantee at the employment termination date shall be exercisable before the earlier of (1) the Expiration Date of this option or (2) one year after the employment termination date. Thereafter, this option shall terminate as to the then unexercised portion.

     (d) If Grantee's employment is terminated by the Company without Cause or by the Grantee for Good Reason, within the meaning of
          Section 8.f. or 8.d. of the Employment Agreement, all outstanding and exercisable Options held by Grantee at the employment termination date shall be exercisable before the earlier of (1) the Expiration Date of this option or (2) one year after the later of (A) the end of the Severance Benefit Period, within the meaning of Section 8.k. of the Employment Agreement, or (B) the next employment anniversary date for Grantee which would have occurred following the employment termination date (had Grantee's employment not terminated). Thereafter, this option shall terminate as to the then unexercised portion.

     (e) If Grantee's employment is terminated by the Company without Cause in conjunction with a Change in Control, within the meaning of Section 8.g. of the Employment Agreement, all outstanding and exercisable options held by Grantee at the employment termination date shall be exercisable before the earlier of (1) the Expiration Date of this option or (2) one year after the end of the Change in Control Benefit Period as defined in
          Section 8.1. of the Employment Agreement. Thereafter, this option shall terminate as to the then unexercised portion.

     (f) If Grantee resigns for any reason not specified above, or retires under any retirement plan of the Company, all outstanding and exercisable options held by Grantee at the employment termination date shall be exercisable before the earlier of (1) the Expiration Date of this option or (2) three months after the date Grantee's employment or service terminates. Thereafter, this option shall terminate as to the then unexercised portion.

     (g) If Grantee's employment is terminated by the Company for Cause, within the meaning of Section 8.e. of the Employment Agreement, all outstanding stock Options held by the Grantee at the time of such termination shall automatically terminate unless the Committee notifies the Grantee in writing that his Options will not terminate.

     For purposes of this Paragraph 3,

     (i) employment by a subsidiary or parent of the Company shall be deemed employment by the Company,

     (ii) the Grantee's employment shall not be considered terminated by an authorized leave of absence for a period not exceeding ninety days, or a longer period, if Grantee is entitled by contract or applicable law to continue in the employ of the Company, and

     (iii) the Committee in its discretion shall determine which Sub-paragraph of Section 8 of the Employment Agreement governs Grantee's termination of employment and the Committee's determination shall be final and binding.

     4. Non-Transferability. During the lifetime of Grantee, this option may be exercised only by Grantee. This option shall not be assignable or transferable, except by will or the laws of descent and distribution.

     5. Confidential and Proprietary Information, Etc. Following termination of Grantee's employment with the Company, it shall be a condition precedent to the exercise of any options that remain exercisable after such termination that Grantee not be in material breach of any of the provisions of Sections 10, 11, 12 and 13 of the Employment Agreement that apply to conduct by the Grantee subsequent to termination of employment, which breach, after written notice by the Company of such breach, is not cured within ten (10) days of such notice, all as determined by the Board of Directors of the Company in its reasonable discretion.

     6 Change in Shares. If any change is made in the Company's outstanding shares of Stock, appropriate adjustment, disregarding fractional shares, shall be made to the kind and number of shares subject to this option, and to the option price therefor, as provided in Section 9 of the Plan. The determination by the Committee of such changes to the shares subject to this option and the price therefor shall be final and binding on Optionee.

     7. Corporate Reorganizations. Notwithstanding anything contained herein to the contrary, the unexercised options granted hereunder shall lapse at the time(s) and to the extent provided in Section 15 of the Plan.

    8. Compliance With Securities Laws. As a condition to exercise of this option, Optionee shall agree:

    (a) that Optionee will purchase any shares hereunder for Optionee's own account for investment and not with any present intention to resell or distribute the same, and upon any exercise of this option, Optionee shall sign and deliver to the Company a certificate to such effect;

     (b) that Optionee will not, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any such shares unless the sale, transfer, assignment, pledge, hypothecation or other disposition of the shares is pursuant to the provisions of the Plan and effective registrations under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or pursuant to appropriate exemptions from any such registrations; and

     (c) that Optionee will execute such other documents, including but not limited to any stock restriction agreement, as the Committee determines, in its sole discretion, to be necessary to comply with any applicable laws or regulations relating to the sale of securities. If the Committee determines, in its sole discretion, that the statement of Optionee mentioned above is not necessary to protect adequately both the Company and Optionee under applicable federal and state securities laws, it shall promptly notify Optionee of such determination. Upon receipt of such notice from the Committee, the statement of Optionee required by this paragraph shall not be prerequisite to future purchases of stock under outstanding options and any such statements made by Optionee prior thereto shall, to the extent provided in such notice, be automatically rescinded.

     9. Method of Exercise. Optionee shall exercise this option by delivering to the Secretary of the Company at its principal place of business (a) a signed written notice specifying the number and type (Incentive or Nonstatutory) of shares to be purchased, containing a statement which obligates Optionee to all of the terms and conditions set forth herein and, if required, also containing the statements referred to in Paragraph 8 hereof, in form satisfactory to counsel for the Company, and (b) cash, check, bank draft or money order payable to the order of the Company in the full amount of the purchase price for such shares, or in lieu of such cash, check, bank draft or money order, Optionee may make payment in whole or in part by tendering to the Company a certificate or certificates for shares of Common Stock of the Company, which shares shall have been owned by the Optionee or the Optionee's representative for at least six months prior to the exercise date, valued at fair market value on the exercise date, duly endorsed by the Optionee or accompanied by a stock assignment duly executed by the Optionee, with signatures guaranteed. Subject to the provisions of Paragraph 10 of the Plan regarding listing of shares purchased hereunder, the Company shall, within ten (10) business days after receipt of the foregoing, deliver or cause to be delivered to Optionee a certificate or certificates representing the shares purchased.

     10.  Incentive Option.  Optionee agrees that

     (a) To the extent that (i) any portion of this option originally granted as an Incentive Option is exercised more than three (3) months (or such longer period as may be provided by Section 422(a) of the Code) after the date of the termination of Optionee's employment for any reason other than death, or (ii) any acceleration of the vesting of the option causes the Incentive Option to violate Section 5(f) of the Plan, such portion of the option shall automatically be treated as a Nonstatutory Option; provided, however, that if Optionee is a Disabled Optionee, then such three (3) month period referred to above shall be extended to one (1) year (or such longer period as may be provided by Section 422(c)(6) of the Code).

     (b) If and to the extent that this is an Incentive Option, then if shares acquired on any exercise of this option are disposed of within two years from the date of the granting of this option or within one year after the transfer of such shares to Optionee, Optionee will give the Company prompt written notice stating the date of such disposition and the amount realized upon such disposition.

     11. Miscellaneous. The Optionee hereby acknowledges receipt of a copy of the Plan document and agrees to be bound by all terms and provisions thereof and as the same may be amended from time to time in accordance with the terms thereof. The Optionee further acknowledges and agrees that in the event of any conflict herewith, the provisions of the Plan shall govern and control, and this Agreement or the applicable provision hereof will automatically be deemed modified to conform ab initio. This Agreement together with Appendix A and the Plan constitute the entire agreement and understanding between the Company and the Optionee and may not be changed, modified or amended by oral statements to the contrary, but only by written document signed by both parties hereto. This Agreement will be binding on and inure to the benefit of the parties hereto, and their respective heirs, legatees, successors and assigns. This Agreement will be construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, on the date specified above, the Company has granted and the Optionee has accepted, each by its execution of this Agreement, this option.

                              COMPETITIVE TECHNOLOGIES, INC.

                              By: /s/Frank R. McPike, Jr.


ATTEST:
/s/Jeanne Wendschuh

                              OPTIONEE:

                              /s/John B. Nano